Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated 13 March 2019, relating to the consolidated financial statements of Anheuser-Busch InBev SA/NV, and the effectiveness of Anheuser-Busch InBev SA/NV’s internal control over financial reporting, appearing in Anheuser-Busch InBev SA/NV’s Annual Report on Form 20-F for the year ended 31 December 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Zaventem, Belgium, 1 April 2019

/s/Joël Brehmen
DELOITTE Bedrijfsrevisoren / Reviseurs d’Enterprises CVBA/SCRL
Represented by Joël Brehmen